Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated August 20, 2002, accompanying the consolidated financial statements and schedule included in the Annual Report of K-tel International, Inc. on Form 10-K for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of K-tel International, Inc. on Forms S-8 (File No. 33-18723 effective November 25, 1987, File No. 333-28815 effective June 5, 1997, File No. 333-65755 effective October 6, 1998, File No. 333-74471 effective March 12, 1999, File No. 333-31272 effective February 28, 2000, and File No. 333-39022 effective June 9, 2000).

/S/ GRANT THORNTON LLP

Minneapolis, Minnesota
September 28, 2002